Exhibit 5.1


                      McGrath, North, Mullin & Kratz, P.C.
                        Suite 1400 One Central Park Plaza
                           222 South Fifteenth Street
                              Omaha, Nebraska 68102
                                 (402) 341-3070

                                  June 30, 2000

ConAgra, Inc.
Corporate Headquarters
One ConAgra Drive
Omaha, Nebraska 68102-5001

Ladies and Gentlemen:

         We have acted as counsel for ConAgra, Inc., a Delaware corporation ("ConAgra"), in connection with the proposed merger of International Home Foods, Inc., a Delaware corporation ("International Home Foods"), with CAG Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ConAgra ("Merger Sub"), with Merger Sub being the surviving corporation and a wholly-owned subsidiary of ConAgra (the "Merger"), pursuant to an Agreement and Plan of Merger dated June 22, 2000 among ConAgra, International Home Foods and Merger Sub (the "Merger Agreement").

         We have examined such corporate records and other documents, including the registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to shares of ConAgra common stock, par value $5.00 per share (the "Common Stock") to be issued by ConAgra in connection with the Merger and have reviewed such matters of law as we have deemed necessary for this opinion.

         Based upon the foregoing, we are of the opinion that under the laws of the State of Delaware, pursuant to which ConAgra is incorporated, upon the issuance of the shares of Common Stock in accordance with the terms of the Merger Agreement after the Registration Statement becomes effective, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Yours very truly,

                                         McGRATH, NORTH, MULLIN &
                                          KRATZ, P.C.

                                         By:  /s/  David L. Hefflinger
                                               For the Firm